EXHIBIT 99.1

Shengkai Innovations Received Certificate of Material Supplier from CNPC

TIANJIN, China, June 29, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) ("Shengkai" or the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced the Company received a Certificate of Material Supplier from China National Petroleum Corporation ("CNPC").

Shengkai was first approved to join the CNPC supply network in 2006. As part of the ongoing endeavors to streamline its supply network, CNPC now awards Certificate of Material Supplier based on a comprehensive assessment of various aspects of a supplier company including its technical capacity, production process and end-user feedback. Shengkai successfully passed the rigorous appraisal and became eligible to supply valve products to the CNPC network. Shengkai's Certificate is valid for five years starting from June, 2011 contingent upon passage of annual inspection.

Mr. Chen Wang, Chairman and Chief Executive Officer of Shengkai Innovations, commented, "The Certificate of Material Supplier from CNPC serves as a continuous acknowledgement of the superior quality of our cost-effective ceramic valve products. This new designation widens our scope of supply to China's largest oil and gas producer and supplier. We look forward to better serving the CNPC supply network."

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company joined the supply network of China National Petroleum Corporation ("CNPC") in 2006 and subsequently received a CNPC Certificate of Material Supplier for valve products in 2011.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com